AMENDMENT NO. 2 TO RIGHTS AGREEMENT

      AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this “Amendment”) is made as of May 5, 2000 by and among COVENTRY HEALTH CARE, INC., a Delaware corporation (the “Company”), and CHASEMELLON SHAREHOLDER SERVICES, LLC (the “Rights Agent”). Reference is made herein to that certain Rights Agreement, dated as of March 30, 1998, by and among COVENTRY HEALTH CARE, INC., a Delaware corporation, and CHASEMELLON SHAREHOLDER SERVICES, LLC, as amended by Amendment No. 1 to Rights Agreement dated as of December 18, 1998 (as amended, the “Rights Agreement”). Capitalized terms not herein defined shall have the meanings ascribed thereto in the Rights Agreement.

   RECITALS

     WHEREAS, Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands limited partnership, Warburg, Pincus Netherlands Equity Partners II, C.V., a Netherlands limited partnership, and Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands limited partnership (collectively, the “Warburg Entities”), Principal Health Care Inc., an Iowa corporation intend to enter into the Purchase Agreement of even date herewith pursuant to which the Warburg Entities have agreed to acquire 10,000,000 shares of the Company's Common Stock (the “Purchase Agreement”);

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Rights Agreement may be amended by the parties hereto;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreement herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

     1.  Amendment of Section 1(a). Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

     (a) “Acquiring Person” means any Person which (or which together with all its Affiliates and Associates) shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding. Notwithstanding the foregoing, (x) the term “Acquiring Person” shall not include the Company, any Subsidiary of the Company, any employee benefit plan maintained by the Company or any of its Subsidiaries, or any trustee or fiduciary with respect to such plan acting in such capacity; and (y) no Person shall become an “Acquiring Person” as the result of (A) the acquisition of Common Stock (or other securities convertible into shares of Common Stock or other rights with respect to Common Stock) directly from the Company, or (B) an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares Beneficially Owned by such Person (alone or together with all Affiliates and Associates) to 15% or more of the Shares of Common Stock then outstanding; provided, however, that if a Person (together with its Affiliates or Associates) becomes the Beneficial Owner of 15% or more of the Common Stock then outstanding by reason of share purchases by the Company, and such Person (or an Affiliate or Associate) subsequently becomes the Beneficial Owner of any additional Common Stock, then such Person shall be deemed to be an “Acquiring Person.” Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a) has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person” as defined pursuant to the foregoing provisions of this paragraph (a), then any such Person shall not be deemed to be an “Acquiring Person” for purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement:

     (i) None of Warburg, Pincus Ventures, L.P., a Delaware limited partnership, Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership, Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands limited partnership, Warburg, Pincus Netherlands Equity Partners II, C.V., a Netherlands limited partnership, Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands limited partnership (collectively, “Warburg”) and any Affiliate or Associate of Warburg shall be deemed an “Acquiring Person” hereunder for so long as none of Warburg and any Affiliate or Associate thereof shall have breached, in any material respect, any provision of Sections 1(a) or 2 of that certain Shareholder's Agreement dated as of May 5, 2000 by and among Warburg and the Company (the “Warburg Shareholders Agreement”) and, after the Warburg Shareholders Agreement shall no longer be effective, until such time as Warburg and any of its Affiliates and Associates shall Beneficially Own less than 15% of the Common Stock.

     (ii) None of Principal Mutual Life Insurance Company, an Iowa corporation now known as Principal Life Insurance Company (“Mutual”) and any Affiliate or Associate of Mutual shall be deemed an “Acquiring Person” hereunder for so long as none of Mutual and any Affiliate or Associate thereof shall have breached, in any material respect, any provision of Sections 1(a) or 4 of that certain Shareholder’s Agreement dated as of April 1, 1998 by and among Mutual, Principal Health Care, Inc. and the Company (the “Shareholders Agreement”) and, after the Shareholders Agreement shall no longer be effective, until such time as Mutual and any of its Affiliates and Associates shall Beneficially Own less than 15% of the Common Stock.

     2.   Rights Agreement Otherwise Unamended. The terms of the Rights Agreement not amended hereby shall, except as the context unambiguously requires, remain in full force and effect.

     3.    Rights Agreement Otherwise Unamended. This Amendment, together with the provisions of the Rights Agreement not amended hereby, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements, whether written or oral, between the parties hereto.

     4.   Counterparts.This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its respective corporate name by one of its duly authorized officers, all as of the date first above written.

COVENTRY HEALTH CARE, INC.
By: /s/ Allen F. Wise
Name: Allen F. Wise
Title: President and Chief Executive Officer

CHASEMELLON SHAREHOLDER SERVICES, LLC
By: /s/ Rita A. Swartz
Name: Rita A. Swartz
Title: Vice President